Exhibit 99.1

news release

For Immediate Release

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Redwood City, Calif., November 3, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today reported financial results for the third quarter ended September 30, 2009.

“We are executing on our development programs while remaining vigilant on cost containment and expense management,” said Faheem Hasnain, president and chief executive officer of Facet Biotech. “We expect our lead program, daclizumab in multiple sclerosis, to enter a second registration-enabling study in the first half of 2010, triggering a $30 million milestone payment to us from Biogen Idec. Our four development-stage oncology programs continue to progress, and for our elotuzumab and TRU-016 oncology programs, we remain on track toward achieving important development milestones in the coming year. Our strong balance sheet enables us to support our programs through these and other future critical milestones to the end of 2012. We possess a focused and promising pipeline and have never been more confident in the future growth prospects for Facet Biotech.”

Summary of Financial Results

The financial results for the quarter ended September 30, 2009 represent the third full quarter of operations for Facet as an independent company since its spin-off from PDL BioPharma, Inc. (PDL) on December 18, 2008. The results for the quarter and nine months ended September 30, 2008 are comprised of the results of PDL’s former biotechnology operations, which were derived from PDL’s historical consolidated financial statements, prior to the spin-off.

•                  Total revenues for the third quarter of 2009 were $10.8 million compared to $5.0 million in the same period of 2008. This increase was primarily due to an additional $4.6 million in revenues recognized under the company’s collaboration with Bristol-Myers Squibb Company (BMS). The increase in revenues under the BMS collaboration was driven by the timing of the effectiveness of the collaboration agreement in September 2008, resulting in a full quarter of revenue in the 2009 period as compared to approximately one month of revenue in the 2008 period.

•                  Total costs and expenses for the third quarter of 2009 were $53.1 million compared to $53.5 million reported for the comparable 2008 period. In the third quarter of 2009, total costs and expenses included $21.9 million in research and development (R&D) expenses related to the company’s collaboration with Trubion Pharmaceuticals, Inc., which was entered into in August 2009, and $2.5 million of general and administrative (G&A) expenses related to

Biogen Idec Inc.’s unsolicited offers to acquire the outstanding shares of common stock of the company. These costs, for which there were no corresponding expenses in the third quarter of 2008, were offset by lower personnel and overhead expenses resulting from the company’s restructuring activities in 2009.

•                  R&D expenses were $45.1 million for the third quarter of 2009 compared to $41.2 million for the same period of 2008. The increase was due primarily to costs related to the Trubion collaboration that was entered into during the 2009 period, including the $20.0 million upfront license payment made to Trubion in September 2009. These increases were offset by lower employee-related and overhead expenses in 2009 resulting from the impact of the sale of the manufacturing assets during the first quarter of 2008 and restructuring activities, as well as a decrease in volociximab development costs.

•                  G&A expenses in the third quarter of 2009 decreased to $9.5 million from $11.3 million for the prior year comparable period. This decrease was primarily due to reduced personnel-related expenses as a result of prior period restructuring activities and was partially offset by higher legal and financial expenses incurred in the third quarter of 2009 in relation to the unsolicited offers to acquire the company made by Biogen Idec.

•                  Restructuring charges in the third quarter of 2009 included a $1.7 million credit resulting from a change in estimate that reduced lease-related restructuring liabilities.  The $1.0 million in restructuring charges in the comparable 2008 period were the result of employee-related restructuring activities in 2008.

•                  Net loss for the third quarter of 2009 was $40.9 million, or $1.70 per basic and diluted share, compared to a net loss of $49.0 million, or $2.05 per basic and diluted share, for the third quarter of 2008.

•                  Cash, cash equivalents, marketable securities and restricted cash totaled $331.9 million at September 30, 2009, a decrease from $403.4 million at December 31, 2008. In the three and nine months ended September 30, 2009, cash utilization was $39.2 million and $71.5 million, respectively. The cash utilization amounts include the $20.0 million collaboration upfront license payment made to Trubion in September 2009.

Recent Developments

•                  In August, Facet Biotech announced, with its partner Biogen Idec, the decision to initiate the DECIDE phase 3 study for daclizumab in multiple sclerosis (MS), which is the second and final required registration-enabling study. In late July, a futility analysis was performed with respect to the ongoing SELECT trial, the first registration-enabling study. An independent statistician analyzed clinical data from approximately 150 trial subjects that had completed at least six months of treatment. An independent safety monitoring committee reviewed the interim data and recommended to both companies the continuation of the SELECT study for both daclizumab arms. In addition, to determine whether the collaboration should trigger the DECIDE phase 3 trial and to inform the design of this phase 3 trial, certain prearranged employees of both companies, who are not involved in the management of the SELECT study, reviewed summary data tables prepared by the independent statistician from the interim analysis. Based on this review and data from prior studies, the prearranged employees recommended that the collaboration should initiate the DECIDE phase 3 study. SELECT remains an ongoing blinded study and the primary endpoint data readout is expected to occur in the second half of 2011.

•                  In August, Facet Biotech announced a collaboration agreement with Trubion for the global development and commercialization of TRU-016, a CD37-directed small modular immunopharmaceutical protein therapeutic in phase 1 clinical trials for chronic lymphocytic leukemia. The collaboration agreement covers TRU-016 and all other CD37-directed protein therapeutics in all indications. Under the terms of the collaboration agreement, Facet Biotech paid Trubion an upfront license fee of $20.0 million and could pay up to $176.5 million in additional contingent payments upon the achievement of certain development, regulatory and sales-based milestones for each product under the collaboration agreement, the significant majority of which are for achievement of later-stage development, regulatory and sales-based milestones. In addition, in connection with the execution of the collaboration agreement, Facet Biotech purchased 2,243,649 shares of newly issued Trubion common stock for an aggregate purchase price of $10.0 million.

•                  In September, Facet Biotech announced the election of Hoyoung Huh, M.D., Ph.D. as a member of its board of directors. Dr. Huh is currently president and chief executive officer of BiPar Sciences, Inc., which was acquired by sanofi-aventis in April 2009 and remains as a center of innovation within sanofi-aventis. Prior to BiPar, Dr. Huh served at Nektar Therapeutics, Inc., as a member of its board of directors, chief operating officer and head of the PEGylation Business Unit. Dr. Huh has led multiple partnerships with major pharmaceutical companies, including Bayer AG, Baxter International Inc., Bristol-Myers Squibb Co., Novartis AG, Pfizer, Inc and Roche Holding Ltd. He was a partner at McKinsey & Company where he served as a leader in the healthcare and biotechnology practice across U.S., Europe and Asia. He currently serves on the board of directors at BayBio, Epizyme, Inc., Interplast, Inc. and SciDose LLC. Dr. Huh received his M.D. degree from Cornell University, Ph.D. in Genetics/Cell Biology from Cornell University/Sloan-Kettering Institute, and A.B. in Biochemistry from Dartmouth College.

•                  In September, Facet Biotech presented data for the daclizumab program at the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) meeting in Dusseldorf, Germany. An analysis of samples from a subset of patients who participated in the completed phase 2 CHOICE trial, which compared multiple sclerosis patients treated with daclizumab added to interferon-beta to those treated with interferon-beta alone, showed that patients treated with daclizumab experienced rapid expansion of immunoregulatory CD56bright NK cells in a dose-dependent and reversible manner. Further, the expansion of these cells correlated with a statistically significant reduction in new or enlarged gadolinium-enhancing lesions, with an 87 percent reduction (P=0.024) seen in patients treated with daclizumab plus interferon-beta when compared to patients treated with interferon-beta alone.

•                  In September, Facet Biotech confirmed receipt of Biogen Idec’s letter dated September 4, 2009 offering $14.50 per share for all of the outstanding shares of Facet Biotech common stock. Upon reviewing Biogen Idec’s unsolicited proposal, Facet Biotech’s board of directors, with the assistance of its financial and legal advisors, determined that the $14.50 per share proposal was inadequate and not in the best interests of Facet Biotech’s stockholders. Accordingly, the board rejected Biogen Idec’s proposal. Thereafter, Biogen Idec filed an unsolicited conditional tender offer to acquire all of the outstanding shares of common stock of Facet Biotech for $14.50 per share in cash.

•                  On October 1, Facet Biotech announced that its board of directors unanimously recommended that its stockholders reject the unsolicited conditional tender offer from Biogen Idec to acquire all of the outstanding shares of Facet Biotech for $14.50 per share in cash. The board, with the assistance of its financial and legal advisors, determined that the offer was inadequate and not in the best interests of Facet Biotech’s stockholders. The company’s response was included in a Schedule 14D-9 filed with the Securities and Exchange Commission (SEC).

•                  On October 19, in response to Biogen Idec’s extension of its unsolicited conditional tender offer of $14.50 per share in cash to December 16, 2009, Facet Biotech’s board of directors recommended that stockholders continue to reject the tender offer and not tender their shares for $14.50 per share. As of 5:00 p.m. Eastern Time on October 15, 2009, 28,336 shares of Facet Biotech common stock, which represents only 0.1% of the 25,046,212 shares outstanding as of September 28, 2009, had been tendered.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s (i) expected initiation of a phase 3 trial of daclizumab in MS in the first half of 2010; (ii) potential receipt of a $30 million milestone payment from Biogen Idec, which would be triggered upon the enrollment of the first patient in a phase 3 trial of daclizumab in MS; and (iii) continued progress of Facet Biotech’s development programs, including TRU-016 and elotuzumab, and achievement of development milestones.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Many factors may cause differences between current expectations and actual results, including risks and uncertainties associated with Biogen Idec’s tender offer. For example, the development of Facet Biotech’s drug candidates could be adversely impacted by changes in Facet Biotech’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, changes in expected competition and changes in regulatory support for the path towards registration. As a result, the phase 3 trial of daclizumab in MS may not be initiated by the first half of 2010 or at all, which would adversely impact the receipt of or delay the receipt of the $30 million milestone payment Facet Biotech would otherwise receive upon enrollment of the first patient into the phase 3 study. The results observed to date in clinical trials of Facet Biotech’s drug candidates may not be predictive of results to be obtained in the additional evaluations and studies that would be necessary to demonstrate these drug candidates to be safe and effective as therapeutic agents. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the SEC, including the “Risk Factors” sections of the Company’s periodic reports on

Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. Facet Biotech launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

FACET BIOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES:
Collaboration	$8,837	$4,031	$24,971	$8,538
Other	2,011	925	6,027	3,075
Total revenues	10,848	4,956	30,998	11,613

COSTS AND EXPENSES:
Research and development (1)	45,084	41,173	96,288	123,455
General and administrative (1)	9,525	11,328	27,863	35,078
Restructuring charges	(1,652)	990	19,418	9,441
Asset impairment charges	185	—	1,028	3,784
Gain on sale of assets	—	—	—	(49,671)
Total costs and expenses	53,142	53,491	144,597	122,087
Operating loss	(42,294)	(48,535)	(113,599)	(110,474)
Interest and other income	678	8	2,803	13
Interest expense	(415)	(427)	(1,256)	(1,293)
Loss before income taxes	(42,031)	(48,954)	(112,052)	(111,754)
Income tax expense (benefit)	(1,116)	17	(1,116)	76
Net loss	$(40,915)	$(48,971)	$(110,936)	$(111,830)

NET LOSS PER BASIC AND DILUTED SHARE (2)	$(1.70)	$(2.05)	$(4.63)	$(4.68)

WEIGHTED-AVERAGE SHARES - BASIC AND DILUTED (2)	23,999	23,901	23,940	23,901

(1)	Amounts include stock-based compensation as follows:
	Research and development	$551	$1,233	$4,672	$4,258
	General and administrative	616	134	2,531	2,359
Total stock-based compensation		$1,167	$1,367	$7,203	$6,617

(2)   For the three and nine months ended September 30, 2008, the computation of net loss per basic and diluted share and the weighted-average shares outstanding are based on 23.9 million shares that were issued in connection with the spin-off on December 18, 2008.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008
Cash, cash equivalents, marketable securities and restricted cash	$331,884	$403,418
Total assets	$451,137	$538,021
Total stockholders’ equity	$336,013	$435,633